Exhibit 99.1

CDW Announces CFO Transition
Albert J. Miralles to retire in 2027 upon completion of a planned transition

VERNON HILLS, Ill., August 5, 2026 – CDW Corporation (Nasdaq: CDW) announced today that Albert J.
Miralles, chief financial officer, plans to retire in 2027 following the completion of an orderly transition. Mr. Miralles will remain in his current role until his successor is appointed and will then continue to serve in an advisory capacity to ensure a smooth transition. The search for a successor is currently underway.

“Al is an exceptional leader and colleague who has played an instrumental role in CDW’s transformation and in the development and execution of our growth strategy,” said Christine A. Leahy, chair and chief executive officer, CDW. “The teams he has led over the last five years have done remarkable work building a strong foundation for future growth. As he plans to retire in 2027 after an impactful 35-year career, I want to thank Al for his many contributions to our success, and we look forward to continuing to benefit from his expertise as we execute a seamless transition."

Mr. Miralles said: “It has been a privilege to serve as chief financial officer for CDW over the last five years. I’m proud of what our team has accomplished together and how CDW has continued to evolve – helping our customers achieve meaningful outcomes while transforming our own business and delivering growth and profitability for our shareholders. As I approach retirement, I am committed to supporting a smooth transition and ensuring the company is well positioned for continued success.”

About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education, and healthcare customers in the United States, the United Kingdom, and Canada. CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.

Contacts

Investor Inquiries Steve O’Brien Senior Vice President, Investor Relations +1 (303) 378-8339 investorrelations@cdw.com	Media Inquiries Amy Sarosiek Senior Vice President, Chief Communications Officer +1 (847) 975-3014 mediarelations@cdw.com